™

Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO ANNOUNCES FINANCIAL RESULTS, FUTURE POSITION AS A MID-TEENS
GROWTH COMPANY
Company Expects Earnings Per Share At Low End of Original Guidance Range

ST. LOUIS (April 7, 2010) – Looking at its second quarter results and competitive dynamics in the marketplace, Monsanto Company (NYSE: MON) today said it expects to emerge from 2010 in a position to generate annual earnings growth percentages in the mid-teens. As part of its earnings results for the quarter ending Feb. 28, 2010, the company discussed performance against projections in both the seeds and traits and agricultural productivity segments during a year of intense competitive pressure for both sides of the business.  While recommitting to full-year financial guidance for free cash flow and earnings per share at the low end of its previously stated range, the company acknowledged its goal of doubling 2007 gross profit by 2012 is unlikely.

($ in millions)	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009
Net Sales by Segment
Corn seed and traits	$2,247	$2,078	$2,816	$2,706
Soybean seed and traits	633	615	834	827
Cotton seed and traits	34	33	93	80
Vegetable seeds	223	209	396	366
All other crops seeds and traits	111	107	140	162
TOTAL Seeds and Genomics	$3,248	$3,042	$4,279	$4,141

Roundup and other glyphosate-based herbicides	$465	$776	$974	$2,135
All other agricultural productivity products	177	217	334	408
TOTAL Agricultural Productivity	$642	$993	$1,308	$2,543

TOTAL Net Sales	$3,890	$4,035	$5,587	$6,684

Gross Profit	$2,099	$2,521	$2,838	$4,071

Operating Expenses	$821	$949	$1,598	$1,751

Interest Expense – Net	$27	$8	$55	$6
Other Expense (Income) – Net	$2	$32	$(10)	$58

Net Income Attributable to Monsanto Company	$887	$1,092	$868	$1,648

Diluted Earnings per Share	$1.60	$1.97	$1.57	$2.96
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	$—	$—	$(0.01)	$(0.02)
Acquired In-Process R&D (Aly Participacoes Ltda.)	—	0.19	—	0.19
Restructuring	0.10	—	0.12	—
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.70	$2.16	$1.68	$3.13
Effective Tax Rate (Continuing Operations)	29%	29%	28%	27%

-more-

Comparison as a Percent of Net Sales:	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009
Gross profit	54%	62%	51%	61%
Selling, general and administrative expenses (SG&A)	13%	13%	18%	16%
Research and development expenses (excluding acquired in-process R&D)	7%	7%	10%	8%
Income from continuing operations before income taxes	32%	38%	21%	34%
Net Income Attributable to Monsanto Company	23%	27%	16%	25%

“Over the course of a five-year operational plan, the landscape can change,” said Hugh Grant, chairman, president and chief executive officer for Monsanto.  “While there may be options to make an accelerated push for 2012, it’s clear to me that achieving that objective would involve making short-term choices that are not in the long-range interests of the business. Still, nothing has changed in my fundamental view of the business. We have the best products, we have a commercial and technology lead and we have the experience to apply the lessons of 2010. Given that, I am confident that we’re a growth company going forward.”

Results of Operations

Net sales decreased $145 million, or 4 percent, in the three-month comparison primarily as a result of lower prices for the company’s glyphosate-based herbicides.  These price decreases were central to the company’s strategy of increasing global volume, which increased in several regions including Brazil, Argentina, Asia, and the United States.  Net income in the second quarter was $887 million.

Gross profit declined 17 percent in the quarter to $2.1 billion, also driven by the price decreases for Roundup and other glyphosate-based herbicides.  For the first six months, gross profit is down 30 percent or $1.2 billion.

Operating expenses decreased 13 percent, or $128 million, in the second quarter 2010 compared to the prior year. In the three-month comparison, selling, general and administrative (SG&A) expenses decreased 2 percent.  R&D expenses increased 5 percent as the company continues to manage more projects in advanced pipeline phases.  As a percent of net sales, SG&A expenses were 13 percent and R&D expenses were 7 percent.

Restructuring expense for the quarter was $84 million.  This included $54 million charged to U.S. corn cost-of-goods sold, as the result of a decision to exit some product lines in the U.S. branded corn business to streamline product SKUs across multiple brands.

Earnings per share (EPS) for the second quarter was $1.60 on an as-reported basis, and $1.70 on an ongoing basis. EPS for the first six months of fiscal year 2010 was $1.57 on an as-reported basis, and $1.68 on an ongoing basis. (For a reconciliation of EPS to ongoing EPS see page 1).

Cash Flow

The second quarter was a significant source of cash generation, which began to offset the use of cash from the first quarter.  For the first half of fiscal year 2010, cash flow from operations was a source of $256 million compared to $1.5 billion in the first half last year. Net cash required by investing activities for the first half of fiscal year 2010 was $345 million, a decrease from $359 million for the same period of fiscal year 2009.

Net cash required by financing activities for the first half of 2010 was $259 million, compared to net cash required of $601 million for the same period of fiscal year 2009.

Free cash flow was a use of $89 million for the first half of fiscal year 2010, compared to a source of $1.1 billion for the first half of fiscal year 2009. (For a reconciliation of free cash flow, see note 1.)

Outlook

The company affirmed its previously announced cash flow and EPS guidance, with EPS expected at the low end of its range. The company expects free cash flow for fiscal year 2010 will be in the range of $900 million to $1 billion, including the after-tax cash effect from a restructuring charge of approximately $250 million.  The company expects net cash provided by operating activities to be $1.9 billion to $2.1 billion, and net cash required by investing activities to be approximately $1 billion to $1.1 billion for fiscal year 2010. (For a reconciliation of free cash flow, see note 1.)

The company confirmed full-year 2010 ongoing EPS guidance is in the low end of the range of $3.10 to $3.30.  Full-year 2010 EPS guidance on an as-reported basis is in low end of the range of $2.85 to $3.11.  (For a reconciliation of EPS, see note 1.)

SG&A expenses continued to run below planned spend, trending to the low end of the company’s targeted range, and are expected to represent approximately 18 percent of sales for the year.  The company remains on track to deliver one-third of the $220 million to $250 million in annual cost savings in the fiscal year and the full savings in 2011 due to the restructuring.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009
Corn seed and traits	$2,247	$2,078	$2,816	$2,706	$1,420	$1,412	$1,724	$1,815
Soybean seed and traits	633	615	834	827	386	373	525	518
Cotton seed and traits	34	33	93	80	15	21	48	47
Vegetable seeds	223	209	396	366	138	115	250	195
All other crops seeds and traits	111	107	140	162	53	56	62	80
TOTAL Seeds and Genomics	$3,248	$3,042	$4,279	$4,141	$2,012	$1,977	$2,609	$2,655

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$1,362	$1,212	$1,305	$1,277
Unusual Items Affecting EBIT
Restructuring	$59	NONE	$62	NONE
IPR&D resulting from acquisition of Aly Participacoes Ltda.	NONE	$162	NONE	$162

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and biotechnology platforms.

The company said it has made solid progress on this year’s main objectives for the segment:  expanding trait penetration in Latin America and establishing GenuityTM SmartStaxTM corn and GenuityTM Roundup Ready 2 Yield® soybeans in their launch years.  With strong trait expansion achieved in Brazil and Argentina earlier this year, the company said this year’s unprecedented product launches have it well-positioned in corn and soybeans.

While total returns are not final, the company said it expects total acreage to reach approximately 3 million acres for GenuityTM SmartStaxTM corn and 6 million acres for GenuityTM Roundup Ready 2 Yield® soybeans.  More promising, the company said, are the broad trials in both crops.  More than 40 percent of the company’s branded customers are trying GenuityTM Roundup Ready 2 Yield® and more than 20 percent of the company’s branded customers are trying GenuityTM SmartStaxTM.

Cotton and vegetables are tracking well with expectations and may potentially boost overall seeds and traits gross profit contributions for the year.

In total, sales for Monsanto’s Seeds and Genomics segment in the second quarter of fiscal 2010 increased 7 percent.  Corn seed and traits net sales increased 8 percent or $169 million due in large part to higher branded sales in Brazil, the United States and Argentina in the quarter.  Soybean sales were up by 3 percent or $18 million, driven by an increase in planted acres in Brazil, in the three-month period.

The vegetable business continued to perform well as a result of improved product availability, with sales growing $14 million or 7 percent for the quarter.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009
Roundup and other glyphosate- based herbicides	$465	$776	$974	$2,135	$(1)	$437	$86	$1,241
All other agricultural productivity products	177	217	334	408	88	107	143	175
TOTAL Agricultural Productivity	$642	$993	$1,308	$2,543	$87	$544	$229	$1,416

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Second Quarter 2010	Second Quarter 2009	Six Months 2010	Six Months 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$(87)	$326	$(53)	$999
Unusual Items Affecting EBIT
Restructuring	$25	NONE	$36	NONE
EBIT from Discontinued Operations	NONE	$1	$5	$19

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Sales in the second quarter of fiscal 2010 for Monsanto’s Agricultural Productivity segment declined 35 percent or $351 million compared with the same period last year.  Gross profit was break-even primarily because of the persistence of generic inventory in key markets paired with the use of sales incentives to address the competitive pricing environment.  Globally, most branded prices were in the targeted $10 to $12 range.

Acknowledging some key trends that deviated from the core planning assumptions for Roundup and other glyphosate-based herbicides – including the continued presence of generic inventory and competitive pricing strategies – the company said it now sees gross profit for the segment at plus-or-minus $600 million for the year.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter® at www.twitter.com/MonsantoCo, on Facebook® at www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Roundup, Genuity, SmartStax and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly-owned subsidiaries.

References to Roundup herbicides in this release mean Roundup-branded herbicides, excluding lawn-and-garden herbicide products.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Feb. 28, 2010	Three Months Ended Feb. 28, 2009	Six Months Ended Feb. 28, 2010	Six Months Ended Feb. 28, 2009
Net Sales	$3,890	$4,035	$5,587	$6,684
Cost of Goods Sold	1,791	1,514	2,749	2,613
Gross Profit	2,099	2,521	2,838	4,071
Operating Expenses:
Selling, General and Administrative Expenses	512	522	1,008	1,072
Research and Development Expenses	279	265	546	517
Acquired In-Process Research and Development	—	162	—	162
Restructuring Charges, Net	30	—	44	—
Total Operating Expenses	821	949	1,598	1,751
Income From Operations	1,278	1,572	1,240	2,320
Interest Expense	41	26	80	49
Interest Income	(14)	(18)	(25)	(43)
Other Expense (Income)– Net	2	32	(10)	58
Income from Continuing Operations Before Income Taxes	1,249	1,532	1,195	2,256
Income Tax Provision	360	440	330	616
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	889	1,092	865	1,640
Discontinued Operations:
Income From Operations of Discontinued Businesses	—	1	5	19
Income Tax Provision	—	—	—	8
Income on Discontinued Operations	—	1	5	11

Net Income	$889	$1,093	$870	$1,651
Less: Net Income Attributable to Noncontrolling Interest	2	1	2	3
Net Income Attributable to Monsanto Company	$887	$1,092	$868	$1,648
EBIT (See note 1)	$1,275	$1,538	$1,252	$2,276
Basic Earnings per Share:
Income From Continuing Operations	$1.63	$1.99	$1.58	$2.99
Income on Discontinued Operations	—	.01	.01	0.02
Net Income	$1.63	$2.00	$1.59	$3.01

Diluted Earnings per Share:
Income From Continuing Operations	$1.60	$1.96	$1.56	$2.94
Income on Discontinued Operations	—	.01	.01	0.02
Net Income	$1.60	$1.97	$1.57	$2.96

Weighted Average Shares Outstanding:
Basic	545.8	547.2	545.7	548.0
Diluted	553.4	555.5	553.4	556.5

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Feb. 28, 2010	As of Aug. 31, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$1,607	$1,956
Trade Receivables, Net	2,093	1,556
Miscellaneous Receivables	634	654
Deferred Tax Assets	595	662
Inventory, Net	3,199	2,934
Other Current Assets	117	121
Total Current Assets	8,245	7,883

Property, Plant and Equipment, Net	3,687	3,609
Goodwill	3,226	3,218
Other Intangible Assets, Net	1,313	1,371
Noncurrent Deferred Tax Assets	775	743
Long-Term Receivables, Net	468	557
Other Assets	532	496
Total Assets	$18,246	$17,877

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$114	$79
Accounts Payable	673	676
Income Taxes Payable	266	79
Accrued Compensation and Benefits	185	263
Accrued Marketing Programs	667	934
Deferred Revenues	601	219
Grower Production Accruals	208	139
Dividends Payable	145	145
Customer Payable	—	307
Restructuring Reserves	197	286
Miscellaneous Short-Term Accruals	623	629
Total Current Liabilities	3,679	3,756

Long-Term Debt	1,726	1,724
Postretirement Liabilities	720	793
Long-Term Deferred Revenue	444	488
Noncurrent Deferred Tax Liabilities	140	153
Long-Term Portion of Environmental and Litigation Reserves	191	197
Other Liabilities	605	641
Monsanto Shareowners’ Equity	10,701	10,056
Noncontrolling Interest	40	69
Total Shareowners’ Equity	10,741	10,125
Total Liabilities and Shareowners’ Equity	$18,246	$17,877

Debt to Capital Ratio:	15%	15%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended Feb. 28, 2010	Six Months Ended Feb. 28, 2009
Operating Activities:
Net Income	$870	$1,651
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	294	270
Bad-Debt Expense	26	49
Stock-Based Compensation Expense	52	55
Excess Tax Benefits from Stock-Based Compensation	(31)	(12)
Deferred Income Taxes	(62)	2
Restructuring Charges, Net	44	—
Equity Affiliate Income, Net	(18)	(9)
Acquired In-Process Research and Development	—	162
Net Gain on Sales of a Business or Other Assets	(2)	(6)
Other Items	38	(2)
Changes in Assets and Liabilities that Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	(459)	(244)
Inventory, Net	(241)	(972)
Deferred Revenues	341	158
Accounts Payable and Other Accrued Liabilities	(323)	402
Restructuring Cash Payments	(124)	—
Pension Contributions	(86)	(34)
Net Investment Hedge Settlement	(4)	27
Other Items	(59)	3
Net Cash Provided by Operating Activities	256	1,500

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	—	102
Capital Expenditures	(342)	(461)
Acquisitions of Businesses, Net of Cash Acquired	(23)	(273)
Purchases of Long-Term Debt and Equity Securities	(8)	(7)
Technology and Other Investments	(14)	(26)
Proceeds from Divestiture of a Business	—	300
Other Investments and Property Disposal Proceeds	42	6
Net Cash Required by Investing Activities	(345)	(359)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	126	(73)
Short-Term Debt Proceeds	25	55
Short-Term Debt Reductions	(32)	—
Long-Term Debt Reductions	(1)	(69)
Payments on Other Financing	(1)	—
Treasury Stock Purchases	(124)	(274)
Stock Option Exercises	38	17
Excess Tax Benefits from Stock-Based Compensation	31	12
Dividend Payments	(290)	(264)
Dividend Payments to Noncontrolling Interests	(31)	(5)
Net Cash Required by Financing Activities	(259)	(601)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1)	(149)
Net (Decrease) Increase in Cash and Cash Equivalents	(349)	391
Cash and Cash Equivalents at Beginning of Period	1,956	1,613
Cash and Cash Equivalents at End of Period	$1,607	$2,004

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		Six Months Ended
	Feb. 28,	Feb. 28,	Feb. 28,	Feb. 28,
	2010	2009	2010	2009
EBIT – Seeds and Genomics Segment	$1,362	$1,212	$1,305	$1,277
EBIT – Agricultural Productivity Segment	(87)	326	(53)	999
EBIT– Total	1,275	1,538	1,252	2,276
Interest Expense – Net	27	8	55	6
Income Tax Provision (A)	361	438	329	622
Net Income Attributable to Monsanto Company	$ 887	$1,092	$ 868	$1,648

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax provision on discontinued operations,

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2010 Guidance	Six months ended Feb. 28, 2010
Diluted Earnings per Share	$2.85-$3.11	$1.57
Restructuring Charges	$0.19-$0.25	$.12
Income on Discontinued Operations	—	$(0.01)
Diluted Earnings per Share from Ongoing Business	$3.10-$3.30	$1.68

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2010 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2010 Guidance	Six Months Ended Feb. 28,
		2010	2009
Net Cash Provided by Operating Activities	$1,900-2,100	$256	$1,500
Net Cash Required by Investing Activities	(1,000)-(1,100)	(345)	(359)
Free Cash Flow	$900-1,000	$(89)	$1,141
Net Cash Required by Financing Activities	N/A	(259)	(601)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(1)	(149)
Net (Decrease) Increase in Cash and Cash Equivalents	N/A	$(349)	$391
Cash and Cash Equivalents at Beginning of Period	N/A	$1,956	$1,613
Cash and Cash Equivalents at End of Period	N/A	$1,607	$2,004